EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-144680, No. 333-43837, No. 333-43839, No. 333-72939 and No. 333-102701, and Form S-3, No. 333-81037) of Siebert Financial Corp. and in the related prospectus of our report dated March 31, 2010 with respect to the consolidated financial statements of Siebert Financial Corp. and our report dated February 25, 2010 with respect to the financial statements of Siebert, Brandford, Shank & Co., L.L.C. included in this Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Eisner LLP

New York, New York
March 31, 2010